Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES SECOND QUARTER 2023 RESULTS

Revenue of $397 million, up 17% sequentially and up 27% year-over-year.

Net income of $9 million, up sequentially from net loss of $6 million and up year-over-year from net loss of $4 million.

Adjusted EBITDA1 of $72 million, up 71% sequentially and up 40% year-over-year. Adjusted EBITDA margin1 of 18%, up sequentially from 12%.

Reaffirms positive business outlook and full-year guidance range for revenue of $1,450 million to $1,550 million, Adjusted EBITDA of $275 million to $325 million, and Adjusted EBITDA margin of 19% to 21%

HOUSTON - July 27, 2023 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and six months ended June 30, 2023.

Second Quarter 2023 Highlights

•	Revenue was $397 million compared to revenue of $339 million in the second quarter of 2023, an increase of $58 million, or 17%, driven by higher activity across all of Expro’s segments, most notably in Europe and Sub-Saharan Africa (ESSA) and Asia-Pacific (APAC).

•	Net income for the second quarter of 2023 was $9 million, or $0.08 per diluted share, compared to net loss of ($6) million, or ($0.06) per diluted share, for the first quarter of 2023. Adjusted net income[1] for the second quarter of 2023 was $19 million, or $0.17 per diluted share, compared to adjusted net income for the first quarter of 2023 of $1 million, or $0.01 per diluted share.

•	Adjusted EBITDA was $72 million, a sequential increase of $30 million, or 71%, primarily attributable to higher revenue, better business mix and the light well intervention (“LWI”) project becoming operational towards the end of the first quarter of 2023. Adjusted EBITDA margin for the second quarter of 2023 and first quarter of 2023 was 18% and 12%, respectively. Adjusted EBITDA for the three months ended March 31, 2023 includes unrecoverable mobilization costs and start-up and commissioning costs on LWI-related projects in APAC of $11 million. Adjusted EBITDA for the three months ended June 30, 2023 includes LWI-related non-reimbursable costs for NPT (“non-productive time”) of $6 million (these costs were incurred after the system became operational and, therefore, are not considered start-up and commissioning costs).

•	Net cash provided by operating activities for the second quarter of 2023 was $25 million compared to net cash provided by operating activities of $21 million for the first quarter of 2023, primarily driven by an increase in Adjusted EBITDA of $30 million, partially offset by an unfavorable movement in net working capital of $15 million, higher cash paid for income taxes, net of refunds, of $9 million, and an $8 million payment to the Securities and Exchange Commission to settle issues identified in the legacy Frank's FCPA-related internal investigation during the three months ended June 30, 2023. Adjusted cash flow from operations[1] and cash conversion[1] for the second quarter of 2023 were $36 million and 50%, respectively, compared to $27 million and 65%, respectively, for the first quarter of 2023.

Michael Jardon, Expro Chief Executive Officer, noted, “I am pleased to announce a strong quarter, with the Company delivering excellent operational performance and robust financial results. As activity continues to increase, the breadth of our portfolio and depth of our expertise brings value to clients across the life of their wells and enables us to compete and win on a global basis.

“Momentum has continued throughout our second quarter, securing $300 million of new work, leveraging global relationships, continuing to provide a portfolio of technology-enabled services and solutions with the ability to be flexible in adapting to our customers’ evolving needs, and by capitalizing on a strong resurgence of activity. Our increase in contract wins and backlogs compared to previous years is testament to the depth of our technical expertise, service quality performance, and breadth of capabilities. I remain optimistic on the outlook for 2023 as we see demand continue to grow this year and into 2024.

“New energy initiatives are ever increasing, and our geothermal business continues to develop globally. I am pleased to report that after construction, test rig up and deployment of geothermal specific well test evaluation spread for a customer in Germany they successfully achieved ‘first steam’. This demonstrates our enhanced offering and capabilities in the geothermal sector and our commitment to a more sustainable, lower carbon future.

1.     A non-GAAP measure.

“We are working to develop new strategic partnerships and have recently become members of the Solent Cluster and Carbon Capture and Storage Association, which is important as we enhance our business in the carbon capture, usage and storage sector. As a citizen of the world, we remain totally committed to our responsibilities to our planet and further strengthening our Sustainable Energy Solutions. We believe our industry is part of the solution to address a lower carbon future and as we advance our strategy through 2023 and beyond.

“Looking ahead, Expro is well positioned for growth as we capitalize on market opportunities delivering maximum value to our customers, shareholders and other stakeholders. I am confident of our delivery as we progress into the second half of the year and look forward to the opportunities ahead for our business.”

Notable Awards and Achievements

Expro has commenced a five-year, $30 million, Well Intervention and Integrity contract with TotalEnergies EP Uganda for the multi-well Tilenga project. A key component in Expro securing the contract was its ability to provide an innovative environmental solution in support of the client’s carbon reduction objectives, as well as Expro’s commitment to national recruitment in line with a local development plan, working in collaboration with TotalEnergies and the Petroleum Authority of Uganda.

Our Subsea Well Access product line has safely and efficiently completed a four well de-suspension and manifold de-isolation using our subsea Riserless Well Intervention (“RWI”) solution off Western Australia.

As operations continue to ramp up in Brazil, our team has achieved another record-breaking operation to install a 14” casing string – one of the fastest and most efficient 14” jobs in the NLA region to date. During this operation, our Well Construction team utilized Expro's proprietary command and control solution, Centri-Fi™, to rack back 67 stands of pipe offline, all the while reducing the risk of injuries on the rig floor, by reducing the number of personnel required and eliminating the need for personnel in the redzone.

Expro also recently announced a new $20 million contract with Harbour Energy for a well abandonment campaign as part of the decommissioning project for the Balmoral area in the UK Continental Shelf. Reinforcing our position as a key enabler within the plug and abandonment market, this multi-year contract will utilize Expro’s Subsea Well Access technology with a combination of open-water and in-riser applications.

The Company continues to see customers looking to secure subsea landing string capacity as the backlog of offshore deepwater and ultradeep water projects continue to build. In Ghana, we have received a contract extension worth more than $50 million to provide subsea packages. We have held this contract since 2012 and securing the extension is testament to the excellent service quality of our subsea landing strings and our team delivery.

We have also deployed an electric powered slickline unit for a customer in Qatar. This is the first deployment of this unit type within Expro, where the electric powerpack replaces the diesel with no additional deck space required and ultimately supporting our customer on their journey to reducing their greenhouse gas emissions. This is another great example of Expro working together with our customers to develop and deploy the right solutions to help contribute to a lower-carbon world.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2023 to the results for the first quarter of 2023.

North and Latin America (NLA)

Revenue for the NLA segment was $135 million for the three months ended June 30, 2023, an increase of $9 million, or 7%, compared to $126 million for the three months ended March 31, 2023. The increase was primarily due to higher Well Construction revenue in the U.S. offshore, Canada and Brazil, higher Well Flow Management revenue in U.S., as well as higher Well Intervention and Integrity activity in Argentina, offset by lower Well Construction activity in Guyana and U.S. land and lower Well Flow Management activity in Brazil and Mexico.

Segment EBITDA for the NLA segment was $37 million, or 27% of revenues, during the three months ended June 30, 2023, an increase of $5 million, or 16%, compared to $32 million, or 25% of revenues, during the three months ended March 31, 2023. The increase in Segment EBITDA and Segment EBITDA margin was attributable to higher activity and more favorable product mix during the three months ended June 30, 2023.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $138 million for the three months ended June 30, 2023, an increase of $24 million, or 21%, compared to $114 million for the three months ended March 31, 2023. The increase in revenues was primarily driven by higher Well Flow Management revenue, particularly in Congo, higher
Well Construction revenue in UK and western Europe and higher Subsea Well Access activity resulting from increased customer activities.

Segment EBITDA for the ESSA segment was $35 million, or 25% of revenues, for the three months ended June 30, 2023, an increase of $14 million, or 67%, compared to $21 million, or 18% of revenues for the three months ended March 31, 2023. The increase in segment EBITDA was attributable to higher revenue and activity levels. The increase in Segment EBITDA margin was attributable to a combination of a more favorable activity mix and increased activities on higher margin jobs during the three months ended June 30, 2023.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $59 million for the three months ended June 30, 2023, an increase of $8 million, or 16%, compared to $51 million for the three months ended March 31, 2023. The increase in revenue was driven by higher Well Flow Management activity primarily in Saudi Arabia, offset by lower activity in United Arab Emirates and Egypt.

Segment EBITDA for the MENA segment was $19 million, or 31% of revenues, for the three months ended June 30, 2023, an increase of $4 million, or 27%, compared to $15 million, or 29% of revenues, for the three months ended March 31, 2023. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to higher activity during the three months ended June 30, 2023.

Asia Pacific (APAC)

Revenue for the APAC segment was $65 million for the three months ended June 30, 2023, an increase of $16 million, or 33%, compared to $49 million for the three months ended March 31, 2023. The increase in revenue was primarily due to higher activity across all product lines, in particular, higher Subsea Well Access revenue in Australia and China.

Segment EBITDA for the APAC segment was $3 million, or 5% of revenues, for the three months ended June 30, 2023, an increase of $6 million compared to $(3) million, or (6%) of revenues, for the three months ended March 31, 2023. The increase in Segment EBITDA is attributable primarily to the LWI project becoming operational at the end of the first quarter, as well as increased activity on other projects.

Other Financial Information

The Company’s capital expenditures totaled $29 million in the second quarter of 2023, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. Expro plans for capital expenditures in the range of approximately $60 million to $70 million for the remaining two quarters of 2023.

As of June 30, 2023, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $181 million. The Company had no outstanding debt as of June 30, 2023 and has no outstanding debt today. The Company’s total liquidity as of June 30, 2023 was $311 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s revolving credit facility.

Expro’s provision for income taxes for the second quarter of 2023 was $13 million compared to $5 million in the first quarter of 2023. The sequential change in income taxes was primarily due to changes in the mix of taxable profits between jurisdictions, and non-recurring discrete items in the three months ended March 31, 2023, including the recognition of a deferred tax liability related to the acquisition of DeltaTek. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three and six months ended June 30, 2023, also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss second quarter 2023 results on Thursday, July 27, 2023, at 12:00 p.m. Central Time (1:00 p.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (929) 526-1599

Access ID: 375034

To listen via live webcast, please visit the Investor section of www.expro.com.

The second quarter 2023 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +44 (204) 525-0658

Access ID: 596531

Start Date: July 27, 2023, 3:00 p.m. CT

End Date: August 3, 2023, 11:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 7,600 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the 2021 merger of Frank’s International and Expro Group Holdings International Limited, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, volatility in the banking sector, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Total revenue	$396,917	$339,279	$313,624	$736,196	$594,101
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(318,948)	(289,647)	(256,583)	(608,595)	(496,113)
General and administrative expense, excluding depreciation and amortization expense	(16,186)	(13,285)	(17,840)	(29,471)	(29,350)
Depreciation and amortization expense	(37,235)	(34,737)	(35,392)	(71,972)	(70,404)
Merger and integration expense	(1,377)	(2,138)	(2,270)	(3,515)	(6,995)
Severance and other expense	(2,663)	(927)	(678)	(3,590)	(2,172)
Total operating cost and expenses	(376,409)	(340,734)	(312,763)	(717,143)	(605,034)
Operating income (loss)	20,508	(1,455)	861	19,053	(10,933)
Other (expense) income, net	(1,462)	(949)	244	(2,411)	1,240
Interest and finance (expense) income, net	(17)	(1,298)	1,712	(1,315)	1,725
Income (loss) before taxes and equity in income of joint ventures	19,029	(3,702)	2,817	15,327	(7,968)
Equity in income of joint ventures	2,805	2,436	2,429	5,241	6,631
Income (loss) before income taxes	21,834	(1,266)	5,246	20,568	(1,337)
Income tax expense	(12,539)	(5,085)	(9,596)	(17,624)	(14,145)
Net income (loss)	$9,295	$(6,351)	$(4,350)	$2,944	$(15,482)

Net income (loss) per common share:
Basic	$0.09	$(0.06)	$(0.04)	$0.03	$(0.14)
Diluted	$0.08	$(0.06)	$(0.04)	$0.03	$(0.14)
Weighted average common shares outstanding:
Basic	108,662,509	108,854,709	109,582,086	108,758,078	109,425,407
Diluted	109,381,977	108,854,709	109,582,086	109,975,739	109,425,407

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$178,908	$214,788
Restricted cash	1,963	3,672
Accounts receivable, net	435,619	419,237
Inventories	155,341	153,718
Assets held for sale	-	2,179
Income tax receivables	26,878	26,938
Other current assets	59,665	44,975
Total current assets	858,374	865,507

Property, plant and equipment, net	464,521	462,316
Investments in joint ventures	68,075	66,038
Intangible assets, net	222,313	229,504
Goodwill	228,137	220,980
Operating lease right-of-use assets	72,671	74,856
Non-current accounts receivable, net	10,933	9,688
Other non-current assets	8,003	8,263
Total assets	$1,933,027	$1,937,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$298,308	$272,704
Income tax liabilities	41,552	37,151
Finance lease liabilities	1,053	1,047
Operating lease liabilities	17,824	19,057
Other current liabilities	82,160	107,750
Total current liabilities	440,897	437,709

Deferred tax liabilities, net	26,296	30,419
Post-retirement benefits	10,187	11,344
Non-current finance lease liabilities	13,042	13,773
Non-current operating lease liabilities	56,395	60,847
Other non-current liabilities	100,595	97,165
Total liabilities	647,412	651,257

Total stockholders’ equity	1,285,615	1,285,895
Total liabilities and stockholders’ equity	$1,933,027	$1,937,152

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$2,944	$(15,482)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization expense	71,972	70,404
Equity in income of joint ventures	(5,241)	(6,631)
Stock-based compensation expense	9,748	10,248
Changes in fair value of investments	-	1,538
Elimination of unrealized profit on sales to joint ventures	450	-
Deferred taxes	(6,823)	(1,929)
Unrealized foreign exchange losses (gains)	(1,820)	2,647
Changes in assets and liabilities:
Accounts receivable, net	(17,004)	(52,971)
Inventories	(1,440)	(15,441)
Other assets	(14,878)	1,012
Accounts payable and accrued liabilities	31,919	11,217
Other liabilities	(25,722)	(12,840)
Income taxes, net	2,994	568
Dividends from joint ventures	2,754	2,985
Other	(3,172)	(7,432)
Net cash provided by (used in) operating activities	46,681	(12,107)

Cash flows from investing activities:
Capital expenditures	(57,968)	(31,526)
Payment for acquisition of business, net of cash acquired	(7,536)	-
Acquisition of technology	-	(7,967)
Proceeds from disposal of assets	2,013	6,579
Proceeds from sale / maturity of investments	-	8,169
Net cash used in investing activities	(63,491)	(24,745)

Cash flows from financing activities:
Release of (Cash pledged for) collateral deposits, net	494	(256)
Payments of loan issuance and other transaction costs	-	(132)
Acquisition of Company common stock	(10,011)	(12,309)
Payment of withholding taxes on stock-based compensation plans	(2,835)	(4,291)
Repayment of financed insurance premium	(4,277)	(2,805)
Repayment of finance leases	(1,164)	(409)
Net cash used in financing activities	(17,793)	(20,202)

Effect of exchange rate changes on cash and cash equivalents	(2,986)	(3,382)
Net decrease to cash and cash equivalents and restricted cash	(37,589)	(60,436)
Cash and cash equivalents and restricted cash at beginning of period	218,460	239,847
Cash and cash equivalents and restricted cash at end of period	$180,871	$179,411

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$21,644	$15,505
Cash paid for interest, net	546	1,999
Change in accounts payable and accrued expenses related to capital expenditures	2,809	3,924

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2023		2023		2022		2023		2022
NLA	$134,830	34%	$126,228	37%	$129,694	41%	$261,058	36%	$233,555	39%
ESSA	138,062	35%	113,648	34%	90,118	29%	251,710	34%	172,189	29%
MENA	59,163	15%	50,945	15%	45,363	14%	110,108	15%	96,078	16%
APAC	64,862	16%	48,458	14%	48,449	16%	113,320	15%	92,279	16%
Total	$396,917	100%	$339,279	100%	$313,624	100%	$736,196	100%	$594,101	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2023		2023		2022		2023		2022
NLA	$36,703	27%	$31,874	25%	$38,513	30%	$68,577	26%	$60,340	26%
ESSA	34,964	25%	20,785	18%	14,868	16%	55,749	22%	26,742	16%
MENA	18,491	31%	14,568	29%	13,750	30%	33,059	30%	29,215	30%
APAC (5)(6)	3,452	5%	(2,698)	(6)%	4,356	9%	754	1%	9,794	11%
	93,610		64,529		71,487		158,139		126,091
Corporate costs(4)	(24,810)		(25,081)		(22,812)		(49,891)		(44,777)
Equity in income of joint ventures	2,805		2,436		2,429		5,241		6,631
Adjusted EBITDA (5)(7)	$71,605	18%	$41,884	12%	$51,104	16%	$113,489	15%	$87,945	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	APAC Segment EBITDA and Adjusted EBITDA for the three months ended June 30, 2023 includes LWI-related non-reimbursable costs for NPT (“non-productive time”) of $6 million (these costs were incurred after the system became operational and, therefore, are not considered start-up and commissioning costs).

(6)	Excluding $11 million and $4 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023 and June 30, 2022, respectively, Segment EBITDA would have been $8 million and $8 million, respectively, and Segment EBITDA margin would have been 16% and 17%, respectively.

(7)	Excluding $11 million and $4 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023 and June 30, 2022, respectively, Adjusted EBITDA would have been $53 million and $55 million, respectively, and Adjusted EBITDA margin would have been 16% and 18%, respectively.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2023		2023		2022		2023		2022
Well construction	$143,719	36%	$128,265	38%	$121,794	39%	$271,984	37%	$233,229	39%
Well management(1)	253,198	64%	211,014	62%	191,830	61%	464,212	63%	360,872	61%
Total	$396,917	100%	$339,279	100%	$313,624	100%	$736,196	100%	$594,101	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Total revenue	$396,917	$339,279	$313,624	$736,196	$594,101

Cost of revenue, excluding depreciation and amortization expense	(318,948)	(289,647)	(256,583)	(608,595)	(496,113)
Indirect costs (included in cost of revenue)	56,605	64,821	59,859	121,426	120,425
Stock-based compensation expense	2,049	1,374	1,969	3,423	3,809
Direct costs (excluding depreciation and amortization expense) (3)	(260,294)	(223,452)	(194,755)	(483,746)	(371,879)
Contribution (5)(6)	$136,623	$115,827	$118,869	$252,450	$222,222

Contribution margin (6)	34%	34%	38%	34%	37%

Support Costs(4):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Cost of revenue, excluding depreciation and amortization expense	$318,948	$289,647	$256,583	$608,595	$496,113
Direct costs (excluding depreciation and amortization expense)	(260,294)	(223,452)	(194,755)	(483,746)	(371,879)
Stock-based compensation expense	(2,049)	(1,374)	(1,969)	(3,423)	(3,809)
Indirect costs (included in cost of revenue)	56,605	64,821	59,859	121,426	120,425
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	11,288	11,500	10,187	22,788	20,376
Total support costs	$67,893	$76,321	$70,046	$144,214	$140,801

Total support costs as a percentage of revenue	17%	22%	22%	20%	24%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Contribution for the three months ended June 30, 2023 includes LWI-related non-reimbursable costs for NPT (“non-productive time”) of $6 million (these costs were incurred after the system became operational and, therefore, are not considered start-up and commissioning costs).

(6)	Excluding $11 million and $4 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023 and June 30, 2022, respectively, Contribution would have been $126 million and $123 million respectively, and Contribution margin would have been 37% and 39%, respectively.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Total revenue	$396,917	$339,279	$313,624	$736,196	$594,101

Net income (loss)	$9,295	$(6,351)	$(4,350)	$2,944	$(15,482)

Income tax expense	12,539	5,085	9,596	17,624	14,145
Depreciation and amortization expense	37,235	34,737	35,392	71,972	70,404
Merger and integration expense	1,377	2,138	2,270	3,515	6,995
Severance and other expense	2,663	927	678	3,590	2,172
Other expense (income), net	1,462	949	(244)	2,411	(1,240)
Stock-based compensation expense	5,577	4,171	4,230	9,748	10,248
Foreign exchange gain	1,440	(1,070)	5,244	370	2,428
Interest and finance (income) expense, net	17	1,298	(1,712)	1,315	(1,725)
Adjusted EBITDA (1)(2)	$71,605	$41,884	$51,104	$113,489	$87,945

Adjusted EBITDA margin (2)	18%	12%	16%	15%	15%

(1)	Adjusted EBITDA for the three months ended June 30, 2023 includes LWI-related non-reimbursable costs for NPT (“non-productive time”) of $6 million (these costs were incurred after the system became operational and, therefore, are not considered start-up and commissioning costs).

(2)	Excluding $11 million and $4 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023 and June 30, 2022, respectively, Adjusted EBITDA would have been $53 million and $55 million, respectively, and Adjusted EBITDA margin would have been 16% and 18%, respectively.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$25,358	$21,323	$2,055	$46,681	$(12,107)
Cash (received) paid for interest, net	(420)	966	1,096	546	1,999
Cash paid for merger and integration expense	9,076	2,324	5,837	11,400	17,469
Cash paid for severance and other expense	1,999	2,572	565	4,571	772
Adjusted Cash Flow from Operations	$36,013	$27,185	$9,553	$63,198	$8,133

Adjusted EBITDA	$71,605	$41,884	$51,104	$113,489	$87,945

Cash conversion (1)	50%	65%	19%	56%	9%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income and Adjusted Net Income per Diluted Share:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net income (loss)	$9,295	$(6,351)	$(4,350)	$2,944	$(15,482)
Adjustments:
Merger and integration expense	1,377	2,138	2,270	3,515	6,995
Severance and other expense	2,663	927	678	3,590	2,172
Stock-based compensation expense	5,577	4,171	4,230	9,748	10,248
Total adjustments, before taxes	9,617	7,236	7,178	16,853	19,415
Tax benefit	(32)	(11)	(109)	(43)	(433)
Total adjustments, net of taxes	9,585	7,225	7,069	16,810	18,982
Adjusted net income	$18,880	$874	$2,719	$19,754	$3,500

As reported diluted weighted average common shares outstanding	109,381,977	108,854,709	109,582,086	109,975,739	109,425,407

As reported net income (loss) per diluted share	$0.08	$(0.06)	$(0.04)	$0.03	$(0.14)
Adjusted net income per diluted share	$0.17	$0.01	$0.02	$0.18	$0.03